UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2014

Sprague Resources LP

(Exact name of registrant as specified in its charter)

Delaware	001-36137	45-2637964
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 International Drive

Portsmouth, New Hampshire 03801

(Address of Principal Executive Offices)

(800) 225-1560

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On December 9, 2014, in connection with the acquisition of Kildair Service Ltd. (“Kildair”), Sprague Operating Resources LLC (“Sprague”), the operating company of Sprague Resources LP (the “Partnership”), Sprague Resources ULC and Kildair entered into an amended and restated revolving credit agreement (the “Credit Agreement”). Capitalized terms used but not otherwise defined in this section entitled “Credit Agreement” are used as defined in the Credit Agreement. This $1.52 billion Credit Agreement will mature on December 9, 2019. The revolving credit facilities under the Credit Agreement contain, among other items, the following:

•	A U.S. dollar revolving working capital facility of up to $1 billion to be used for working capital loans and letters of credit in the principal amount equal to the lesser of Sprague’s borrowing base and $1.0 billion;

•	A multicurrency revolving working capital facility of up to $120 million to be used by Sprague’s Canadian subsidiaries for working capital loans and letters of credit;

•	A revolving acquisition facility of up to $400 million to be used for loans and letters of credit to fund capital expenditures and acquisitions and other general corporate purposes related to Sprague’s current businesses; and,

•	Subject to certain conditions, the U.S. dollar or multicurrency revolving working capital facilities may be increased by $200.0 million. Additionally, subject to certain conditions, the revolving acquisition facility may be increased by $200.0 million.

The Partnership and each of its subsidiaries are guarantors of all obligations under the Credit Agreement. All obligations under the Credit Agreement are secured by substantially all of the assets of the Partnership and its subsidiaries.

Indebtedness under the Credit Agreement will bear interest, at Sprague’s option, at a rate per annum equal to either the Eurocurrency Base Rate (which is the LIBOR Rate for loans denominated in U.S. dollars and CDOR for loans denominated in Canadian dollars, in each case adjusted for certain regulatory costs) for interest periods of one, two, three or six months plus a specified margin or an alternate rate plus a specified margin.

For the U.S. dollar working capital facility and the acquisition facility, the alternate rate is the Base Rate which is the higher of (a) the U.S. Prime Rate as in effect from time to time, (b) the Federal Funds rate as in effect from time to time plus 0.50% and (c) the one-month Eurocurrency Rate for U.S. dollars as in effect from time to time plus 1.00%.

For the Canadian dollar working capital facility, the alternate rate is the Prime Rate which is the higher of (a) the Canadian Prime Rate as in effect from time to time and (b) the one-month Eurocurrency Rate for U.S. dollars as in effect from time to time plus 1.00%.

The specified margin for the U.S. dollar working capital facility under the Credit Agreement will range, based upon the percentage utilization of this facility, from 1.00% to 1.50% for loans bearing interest at the alternative Base Rate and from 2.00% to 2.50% for loans bearing interest at the Eurocurrency Rate and for letters of credit issued under both the U.S. dollar working capital facility and the multicurrency working capital facility. The specified margin for the multicurrency working capital facility will range, based upon the percentage utilization of this facility, from 1.00% to 1.50% for loans bearing interest at the alternative Base Rate/Prime Rate and from

2.00% to 2.50% for Eurocurrency loans. In addition, Sprague will incur a commitment fee based on the unused portion of the working capital facility at a rate ranging from 0.375% to 0.50% per annum.

The specified margin for the acquisition facility under the Credit Agreement will range, based on Sprague’s consolidated total leverage ratio, from 2.00% to 2.25% for loans bearing interest at the alternate Base Rate and from 3.00% to 3.25% for loans bearing interest at the Eurocurrency Rate and for letters of credit issued under the acquisition facility. In addition, Sprague will incur a commitment fee on the unused portion of the acquisition facility at a rate ranging from 0.375% to 0.50% per annum.

The Credit Agreement contains various covenants and restrictive provisions that, among other things, prohibit the Partnership from making distributions to unitholders if any event of default occurs or would result from the distribution or if the Partnership would not be in pro forma compliance with its financial covenants after giving effect to the distribution. In addition, the Credit Agreement contains various covenants that are usual and customary for a financing of this type, size and purpose, including, among others:

•	a minimum consolidated EBITDA-to-fixed charge ratio of 1.2:1.0;

•	a requirement of minimum consolidated Net Working Capital of $35,000,000;

•	a maximum consolidated total leverage-to-EBITDA ratio of 5.5:1.0 for any fiscal quarter ending on or prior to June 30, 2015 and a maximum consolidated total leverage-to-EBITDA ratio of 4.75:1.0 thereafter; and

•	maximum consolidated senior secured leverage-to-EBITDA ratio of 4.5:1.0 for any fiscal quarter ending on or prior to June 30, 2015 and a maximum consolidated senior secured leverage-to-EBITDA ratio of 3.75:1.0 thereafter; and,

•	covenants limiting Sprague’s ability to incur debt, grant liens, make certain investments or acquisitions, dispose of assets, and incur additional indebtedness.

The Credit Agreement also contains events of default that are usual and customary for a financing of this type, size and purpose including, among others, non-payment of principal, interest or fees, violation of certain covenants, material inaccuracy of representations and warranties, bankruptcy and insolvency events, cross-payment default and cross-accelerations, material judgments and events constituting a change of control. If an event of default exists under the Credit Agreement, the lenders will be able to terminate the lending commitments, to accelerate the maturity of the Credit Agreement and exercise other rights and remedies with respect to the collateral.

The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

The description of the transactions and the agreements referenced under the heading “Kildair Acquisition” set forth in Item 2.01 below are hereby incorporated by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Castle Oil Acquisition

On December 8, 2014, the Partnership announced that Sprague completed the previously announced acquisition of substantially all of the operating assets of Castle Oil Corporation (“Castle Oil”), Castle Port Morris Terminals, Inc. (“CPMT”), Castle Energy Solutions, LLC (“CES”), Castle Energy Solutions S.B., LLC (“CESSB”), Castle Fuels Corporation (“CFC”), and

Castle Supply & Marketing, Inc. (“CSMI” and, together with Castle Oil, CPMT, CES, CESSB and CFC, “Castle”), pursuant to (i) the Asset Purchase Agreement, dated as of November 3, 2014, between Sprague and Castle (the “Asset Purchase Agreement”) and (ii) the Unit Purchase Agreement, dated November 3, 2014, between the Partnership and Castle Oil (the “Unit Purchase Agreement”).

The purchase price paid by Sprague for the Castle Oil assets was $56.0 million, which was comprised of (i) a cash payment of $45.3 million, (ii) 243,855 common units of the Partnership having a value equal to $5.7 million, pursuant to the terms of the Unit Purchase Agreement, and (iii) aggregate post-closing payments of $5.0 million payable over three years. In addition, Sprague made a cash payment of approximately $37.5 million for working capital, primarily consisting of inventory, and assumed certain liabilities and severance obligations that are subject to post-closing adjustments, which Sprague does not expect to be material relative to the total transaction value.

The foregoing description is qualified in its entirety by reference to the full texts of the Asset Purchase Agreement and the Unit Purchase Agreement, which were filed as Exhibit 2.1 and Exhibit 10.1, respectively, to the Partnership’s Current Report on Form 8-K filed on November 3, 2014 and are incorporated in this Item 2.01 by reference. A copy of the press release regarding the Castle Oil acquisition is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 2.01 by reference.

Kildair Acquisition

On December 9, 2014, pursuant to a Purchase Agreement by and among Sprague Resources ULC, an indirect subsidiary of the Partnership (the “Purchaser”), Sprague International Properties LLC (the “Seller”), Sprague Canadian Properties LLC and Axel Johnson Inc. (“AJI”) (the “Purchase Agreement”) the Partnership indirectly acquired all of the equity interests of Kildair for total consideration of $175.0 million consisting of (i) $165.0 million in cash (a portion of which was used by Kildair to retire third-party and related party debt) and (ii) 462,408 common units issued by the Partnership having a value equal to $10.0 million.

In connection with the Purchase Agreement and in consideration of the issuance of the common units, the Purchaser and the Partnership entered into a Consideration Agreement (the “Consideration Agreement”), pursuant to which the Partnership received common shares of the Purchaser in exchange for the common units.

AJI controls the Partnership by virtue of its indirect ownership of 100% of the membership interests in the general partner of the Partnership and also controls the Seller by virtue of its indirect ownership of 100% of the membership interests in the Seller. Due to this fact, and the interests of the general partner of the Partnership and its controlling affiliates (including AJI), on the one hand, and the interests of the Partnership and the public holders of the Partnership’s common units (other than the general partner and its controlling affiliates), on the other hand, the Kildair acquisition was approved by a conflicts committee of the board of directors of the general partner, pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership.

The foregoing description is qualified in its entirety by reference to the full texts of the Purchase Agreement and the Consideration Agreement, which are filed as Exhibit 2.1 and Exhibit 2.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 2.01 by reference. A copy of the press release regarding the Kildair acquisition is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated in this Item 2.01 by reference.

Future Financing Activity

In connection with Sprague’s recent acquisition activity, including the acquisition of Castle Oil and Kildair described above, Sprague may choose to enhance its capital structure through the issuance of additional equity and/or long-term debt or utilize other alternative financing structures.

Item 3.02.	Unregistered Sales of Equity Securities.

The description of the transactions and the agreements referenced under the heading “Kildair Acquisition” set forth in Item 2.01 above are hereby incorporated by reference. The common units issued in connection with the Kildair acquisition were issued pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder, based in part upon the investment representations made by the Seller in the Purchase Agreement.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Any financial statements that may be required by this Item 9.01, with respect to the acquisitions described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Statements.

Any pro forma financial information that may be required by this Item 9.01, with respect to the acquisitions described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c)	[Omitted]

(d)	Exhibits.

2.1	Purchase Agreement dated December 9, 2014 by and among Sprague Resources ULC, Sprague International Properties LLC, Sprague Canadian Properties LLC and Axel Johnson Inc.

2.2	Consideration Agreement dated December 9, 2014 by and between Sprague Resources ULC and Sprague Resources LP.

10.1	Amended and Restated Credit Agreement dated December 9, 2014 among Sprague Operating Resources LLC, as U.S. borrower, Sprague Resources ULC and Kildair Service Ltd., as initial Canadian borrowers, the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian agent, and the co-collateral agents, the co-syndication agents and the co-documentation agents party thereto.

99.1	Press Release regarding the Castle Oil acquisition issued by Sprague Resources LP on December 8, 2014.

99.2	Press Release regarding the Kildair acquisition issued by Sprague Resources LP on December 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sprague Resources LP
	By:	Sprague Resources GP LLC,
its general partner

Dated: December 12, 2014	By:	/s/ Paul A. Scoff
Vice President,
General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase Agreement dated December 9, 2014 by and among Sprague Resources ULC, Sprague International Properties LLC, Sprague Canadian Properties LLC and Axel Johnson Inc.

2.2	Consideration Agreement dated December 9, 2014 by and between Sprague Resources ULC and Sprague Resources LP.

10.1	Amended and Restated Credit Agreement dated December 9, 2014 among Sprague Operating Resources LLC, as U.S. borrower, Sprague Resources ULC and Kildair Service Ltd., as initial Canadian borrowers, the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian agent, and the co-collateral agents, the co-syndication agents and the co-documentation agents party thereto.

99.1	Press Release regarding the Castle Oil acquisition issued by Sprague Resources LP on December 8, 2014.

99.2	Press Release regarding the Kildair acquisition issued by Sprague Resources LP on December 9, 2014.